GLOBALSTAR ANNOUNCES 2014 FIRST QUARTER RESULTS

Quarterly highlights include increases in both service and equipment revenue; increases in Duplex metrics such as subscriber additions, service revenue and ARPU; and a substantial increase in Adjusted EBITDA. Post-quarter highlights include listing on NYSE MKT exchange and completion of initial comment period in FCC proceeding.

Covington, LA – (May 7, 2014) – Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial results for the three-month period ended March 31, 2014.

FIRST QUARTER FINANCIAL REVIEW

Jay Monroe, Chairman and CEO of Globalstar, commented, “Globalstar continues to make progress on its operational and regulatory fronts. Duplex performance continues its resurgence as we start the first full year of quality two-way coverage after a construction and launch period of many years. We expect to accelerate this momentum as we enter the traditional higher selling season in the second and third quarters. Post quarter, listing the Company’s stock on the NYSE MKT was an important milestone as we enter the next stages of the Company’s turnaround. With regard to the regulatory proceeding before the FCC, we are now in the middle of the comment period with initial comments submitted earlier this week and reply comments due in less than one month. We appreciate the support of the many parties that filed comments in favor of the FCC’s proposed rules, and we look forward to working with the Commission to ensure that its proposed rules are adopted this year.”

Revenue

Revenue was $20.5 million for the first quarter of 2014 compared to $19.3 million for the first quarter of 2013, an increase of 6%, which was due to increases in both service revenue and subscriber equipment sales revenue.

Service revenue was $16.2 million for the first quarter of 2014 compared to $15.4 million for the first quarter of 2013, an increase of 6%. The primary driver for this increase was a 21% increase in Duplex revenue. The growth in Duplex service revenue was driven by improved network performance leading to higher minutes of use and an increase in the number of revenue-generating subscribers compared to the first quarter of 2013. Consistent with plans previously disclosed, the Company deactivated approximately 26,000 suspended or non-paying Duplex subscribers during the first quarter of 2014. These deactivations give a clearer picture of active subscribers and ARPU. Deactivating these subscribers increased Duplex ARPU, as most were not producing revenue. The growth in service revenue, coupled with the decrease in average subscribers, contributed to the increase in reported Duplex ARPU. Adjusting for the deactivation of the 26,000 subscribers in both quarters, Duplex ARPU increased 20% in the first quarter of 2014 over the comparable prior year period.

Service revenue for both SPOT and Simplex during the first quarter of 2014 remained relatively flat compared to the first quarter 2013. The increase in Duplex service revenue was offset partially by decreases in other service revenue. Other service revenue decreased to $1.2 million for the first quarter of 2014 compared to $1.4 million for the first quarter of 2013, a decrease of 15%. This decrease was due to a decline in revenue generated from non-core operations.

Subscriber equipment sales revenue was $4.3 million in the first quarter of 2014, an increase of 9% from the first quarter of 2013. Duplex equipment sales revenue increased nearly 22% from the first quarter of 2013, which was driven primarily by the continued success of the SPOT Global Phone. SPOT equipment sales revenue increased 54%, or $0.5 million, due to sales of SPOT Gen 3™ and the newly launched SPOT Trace. Comparing the first quarter of 2014 to the same period in 2013, commercial Simplex equipment sales revenue decreased $0.3 million.

Net Loss

Net loss increased during the first quarter of 2014 reflecting the impact of substantial non-cash charges resulting from an increase in the value of the Company’s derivative instruments, which was driven primarily by a 50% increase in the Company’s stock price during the first quarter of 2014. The Company reported a net loss of $250.5 million for the first quarter of 2014, driven almost entirely from non-cash sources, compared to $25.1 million for the first quarter of 2013. The increased net loss was due also to a loss on extinguishment of debt, which was driven by the value of the equity issued in connection with note conversions during the first quarter of 2014. Higher interest and depreciation expense also contributed to the increase in net loss.

Adjusted EBITDA

Adjusted EBITDA was $3.8 million for the first quarter of 2014 compared to $2.5 million in the first quarter of 2013, an increase of 54%. This increase was due to a $1.2 million increase in revenue coupled with a $0.1 million decrease in total operating expenses (excluding EBITDA adjustments). Adjusted EBITDA growth was primarily driven by substantial increases in our high margin Duplex service revenue and in SPOT equipment revenue. The increase in Duplex service revenue was due to a combination of increased usage and the incremental service revenue from the migration to higher priced service plans across the Duplex subscriber base.

OPERATIONAL AND REGULATORY UPDATE

Regulatory Reform for Terrestrial Spectrum Authority

•	On November 1, 2013, the FCC voted unanimously to release proposed rules that would permit Globalstar to provide low-power terrestrial mobile broadband services over 22 MHz of spectrum, including 11.5 MHz of Globalstar’s licensed S-band spectrum at 2483.5-2495 MHz, as well as the non-exclusive use of the adjacent 10.5 MHz of unlicensed spectrum at 2473-2483.5 MHz. On May 5, 2014, interested parties submitted comments with regard to the FCC’s proposed rules. Reply comments are due June 4, 2014.

New York Stock Exchange Listing

•	On April 21, 2014, the New York Stock Exchange initiated trading of Globalstar’s common stock on its NYSE MKT under the ticker symbol “GSAT.” NYSE MKT is a fully integrated trading venue within the NYSE Euronext community and leverages the NYSE’s advanced and innovative market model.

SPOT Satellite Devices Reach 3,000th Rescue

•	The SPOT product family has now initiated 3,000 rescues since its launch in 2007. Averaging one rescue per day, SPOT delivers affordable and reliable satellite-based connectivity and real-time GPS tracking to hundreds of thousands of users, completely independent of cellular coverage. As the SPOT brand continues to innovate and grow, Globalstar is committed to providing affordable life-saving products that are increasingly relevant to millions of people globally.

Automatic Conversion of Convertible Senior Unsecured Notes

•	On April 15, 2014, the automatic conversion feature in Globalstar’s 2009 8.0% Convertible Senior Unsecured Notes was triggered. These securities had an aggregate outstanding principal amount of approximately $38 million. Pursuant to the terms of the Second Supplemental Indenture, the automatic conversion was triggered when the closing price of Globalstar's common stock exceeded 200% of the Conversion Price of the Notes for a period of 30 consecutive trading days. This conversion resulted in the issuance of approximately 34 million shares of voting common stock and a reduction in indebtedness of $38 million.

CONFERENCE CALL

The Company will conduct an investor conference call today at 5:00 p.m. EDT to discuss first quarter 2014 financial results.

Details are as follows:
Conference Call:

5:00 p.m. EDT

Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company’s website at www.globalstar.com/investors.

If you would like to participate in the live question and answer session following the Company’s conference call, please dial 1 (800) 446-2782 (US and Canada), 1 (847) 413-3235 (International) and use the participant pass code 37141713.

Audio Replay:	A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. EDT on May 7, 2014. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 3714 1713#.

About Globalstar, Inc.

Globalstar provides mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

 GLOBALSTAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
Service revenues	$16,249	$15,390
Subscriber equipment sales	4,287	3,943
Total revenue	20,536	19,333
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	6,938	7,527
Cost of subscriber equipment sales	3,072	2,940
Marketing, general, and administrative	7,769	6,924
Depreciation, amortization, and accretion	23,332	20,332
Total operating expenses	41,111	37,723
Loss from operations	(20,575)	(18,390)
Other expense:
Loss on extinguishment of debt	(10,195)	-
Interest income and expense, net of amounts capitalized	(10,921)	(7,752)
Derivative gain (loss)	(209,370)	525
Other	713	642
Total other income (expense)	(229,773)	(6,585)
Loss before income taxes	(250,348)	(24,975)
Income tax expense	193	103
Net loss	$(250,541)	$(25,078)

Loss per common share:
Basic	$(0.29)	$(0.05)
Diluted	(0.29)	(0.05)

Weighted-average shares outstanding
Basic	849,321	472,187
Diluted	849,321	472,187

 GLOBALSTAR, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Net loss	$(250,541)	$(25,078)

Interest income and expense, net	10,921	7,752
Derivative (gain) loss	209,370	(525)
Income tax expense	193	103
Depreciation, amortization, and accretion	23,332	20,332
EBITDA	(6,725)	2,584

Non-cash compensation	765	373
Research and development	113	160
Foreign exchange and other	(714)	(637)
Loss on extinguishment of debt	10,195	-
Write off of deferred financing costs	194	-
Adjusted EBITDA (1)	$3,828	$2,480

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions. The Company’s management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations. Because of these limitations, the Company’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

 GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except subscriber and ARPU data)

(unaudited)

	Three Months Ended March 31,
	2014		2013
	Service	Equipment	Service	Equipment
Revenue
Duplex	$5,874	$1,356	$4,845	$1,109
SPOT	7,039	1,428	7,086	926
Simplex	1,865	1,239	1,815	1,549
IGO	274	180	232	297
Other	1,197	84	1,412	62
	$16,249	$4,287	$15,390	$3,943

	Reported
Average Subscribers
Duplex	71,383	83,928
SPOT	222,990	226,094
Simplex	241,038	189,050
IGO	39,309	40,854

ARPU (1)
Duplex	$27.43	$19.24
SPOT	10.52	10.45
Simplex	2.58	3.20
IGO	2.32	1.89

	Adjusted (2)
Average Subscribers
Duplex	58,053	57,268
SPOT	222,990	208,044
Simplex	241,038	189,050
IGO	39,309	40,854

ARPU (1)
Duplex	$33.73	$28.20
SPOT	10.52	11.35
Simplex	2.58	3.20
IGO	2.32	1.89

(1)	Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)	During the first quarter of 2014, the Company deactivated approximately 26,000 suspended or non-paying Duplex subscribers. Adjusted average subscribers in the table above exclude these 26,000 subscribers from the prior periods to show comparable metrics.

During the first quarter of 2013, the Company deactivated approximately 36,000 suspended or non-paying SPOT subscribers. Adjusted average subscribers in the table above exclude these 36,000 subscribers from the prior periods to show comparable metrics.